As filed with the Securities and Exchange Commission on June 25, 2004

UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

FORM S-8

REGISTRATION STATEMENT

UNDER

THE SECURITIES ACT OF 1933

EDUCATION LENDING GROUP, INC.

(Exact Name of Registrant as Specified in Its Charter)

Delaware	33-0851387
(State of Incorporation)	(I.R.S. Employer Identification No.)

12760 High Bluff Drive, Suite 210, San Diego, California	92130
(Address of Principal Executive Offices)	(Zip Code)

EDUCATION LENDING GROUP, INC. LONG TERM INCENTIVE PLAN

(Full Title of the Plan)

Douglas L. Feist, Esq.

12760 High Bluff Drive, Suite 210

San Diego, California 92130

(858) 617-6080

(Name, address, zip code, telephone number,

and area code of Agent for Service)

CALCULATION OF REGISTRATION FEE

Title of Each Class of Securities To Be Registered	Amount To Be Registered	Proposed Maximum Offering Price Per Share	Proposed Maximum Aggregate Offering Price	Amount Of Registration Fee (1)
Common Stock, $.001 par value	1,500,000 shares	$18.12	$27,180,000	$3,443.71

(1)	Based, pursuant to Rule 457(h)(1) and Rule 457(c), on the average of the high and low prices of the common stock of Education Lending Group, Inc. reported on the NASDAQ on June 18, 2004, a date within 5 days of the date on which this Registration Statement is filed.

EXPANATORY NOTE

This Registration Statement has been prepared in accordance with the requirements of Form S-8 and is intended to be used to register shares to be issued and sold pursuant to the 2004 Long Term Incentive Plan (the “LTIP”) of Education Lending Group, Inc. (the “Registrant”). The LTIP covers a total of 4,500,000 shares of the Registrant’s common stock, $.001 par value per share (the “Common Stock”), which may be issued pursuant to the LTIP, subject to vesting and certain other conditions. The LTIP was adopted by the Board of Directors on March 9, 2004 and approved by the stockholders of the Registrant at the 2004 Annual Meeting. Pursuant to the adoption by the Board and the subsequent approval by the stockholders, the Registrant’s Stock Option Plan was amended and restated as the LTIP and the number of shares available to be awarded under the LTIP was increased by 1,500,000 to 4,500,000. This Registration Statement on Form S-8 is being filed under the Securities Act of 1933, as amended, to register the 1,500,000 additional shares of Common Stock reserved for issuance pursuant to the LTIP. Shares previously registered under the plan (formerly the Stock Option Plan) were registered on Form S-8 registration statements, registration number 333-91688 filed on July 1, 2002 and registration number 333-69842 filed on September 21, 2001.

PART I

INFORMATION REQUIRED IN THE SECTION 10(a) PROSPECTUS

The documents containing the information specified in Part I of the general instructions to the Registration Statement on Form S-8 have been sent or given to employees, officers and directors of the Registrant and its subsidiaries who participate in the LTIP as required by Rule 428(b)(1) promulgated under the Securities Act.

PART II

INFORMATION REQUIRED IN THE REGISTRATION STATEMENT

Item 3.	Incorporation of Documents by Reference.

The following documents, which are on file with the Securities and Exchange Commission, are incorporated herein by reference:

•	The Registrant’s Annual Report on Form 10-K for the year ended December 31, 2003.

•	The Registrant’s Quarterly Report on Form 10-Q for the quarter ended March 31, 2004.

•	The Registrant’s Current Reports on Form 8-K filed on February 26, 2004 and May 6, 2004.

•	The description of the Registrant’s Common Stock contained in the Registrant’s Registration Statement on Form S-2 filed on October 31, 2003, including any amendment or report filed for the purpose of updating that description.

All documents subsequently filed by the Registrant pursuant to Sections 13(a), 13(c), 14 and 15(d) of the Securities Exchange Act of 1934 (the “Exchange Act”), prior to the filing of a post-effective amendment which indicates that all of the securities offered have been sold or which deregisters all such securities then remaining unsold, shall be deemed to be incorporated by reference into this Registration Statement and to be a part hereof from the date of filing such documents.

Item 4.	Description of Securities.

Not Applicable.

Item 5.	Interests of Named Experts and Counsel.

The legality of the Common Stock being offered by this Registration Statement has been passed upon for the Registrant by Thompson Hine LLP. Certain partners of Thompson Hine LLP beneficially own shares of the Registrant.

Item 6.	Indemnification of Directors and Officers.

The Registrant has adopted in its Certificate of Incorporation and By Laws the provisions of Section 102(b)(7) of the Delaware General Corporation Law which eliminate or limit the personal liability of a director of Registrant or its stockholders for monetary damages for breach of fiduciary duty as a director, except that this provision does not eliminate or limit the liability of a director (i) for any breach of the director’s duty of loyalty to the Registrant or its stockholders, (ii) for acts or omissions not in good faith or which involve intentional misconduct or a known violation of the law, (iii) under Section 174 of the Delaware General Corporation Law, or (iv) for any transaction from which the director derived an improper personal benefit.

Further, the Registrant’s By Laws provide that the Registrant will indemnify all persons whom it may indemnify pursuant to Section 145 of the Delaware General Corporation Law to the full extent permitted therein. Section 145 provides, subject to various exceptions and limitations, that the Registrant may indemnify its directors or officers if such director or officer is a party or is threatened to be made a party to any threatened, pending or completed action, suit or proceeding, whether civil, criminal, administrative or investigative, by reason of the fact that he is or was a director or officer of the Registrant, or is or was serving at the request of the Registrant as a director or officer of another corporation, against expenses (including attorneys’ fees), judgments, fines and amounts paid in settlement actually and reasonably incurred by him in connection with such action, suit or proceeding if he acted in good faith and in a manner he reasonably believed to be in or not opposed to the best interests of the Registrant, and, with respect to any criminal action or proceeding, had no reasonable cause to believe his conduct was unlawful. The determination of whether indemnification is proper under the circumstances, unless made by a court, will be made by a majority of a quorum of disinterested members of the Board of Directors, independent legal counsel or the stockholders of the Registrant. In addition, the Registrant will indemnify its directors or officers to the extent that they have been successful on the merits or otherwise in defense of any such action, suit or proceeding, or in the defense of any claim, issue or matter therein, against expenses (including attorneys’ fees) actually and reasonably incurred by them in connection therewith.

Item 7.	Exemption From Registration Claimed.

Not Applicable.

Item 8.	Exhibits.

A list of exhibits filed with this Registration Statement is contained in the Exhibit Index that immediately precedes those exhibits and is incorporated herein by reference.

Item 9.	Undertakings.

(a) The undersigned Registrant hereby undertakes:

(1)	To file, during any period in which offers or sales are being made, a post-effective amendment to this Registration Statement;

(i)	To include any prospectus required by Section 10(a)(3) of the Securities Act of 1933;

(ii)	To reflect in the prospectus any facts or events arising after the effective date of the registration statement (or the most recent post-effective amendment thereof) which, individually or in the aggregate, represent a fundamental change in the information set forth in the Registration Statement; and

(iii)	To include any material information with respect to the plan of distribution not previously disclosed in the Registration Statement or any material change to such information in the Registration Statement;

provided, however, that paragraphs (a)(1)(i) and (a)(1)(ii) do not apply if the information required to be included in a post-effective amendment by those paragraphs is contained in our periodic reports pursuant to Section 13 or 15(d) of the Securities Exchange Act of 1934 that are incorporated by reference in the Registration Statement.

(2)	That, for the purpose of determining any liability under the Securities Act of 1933, each such post-effective amendment shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

(3)	To remove from registration by means of a post-effective amendment any of the securities being registered which remain unsold at the termination of the offering.

(b) The undersigned Registrant hereby undertakes that, for purposes of determining any liability under the Securities Act of 1933, each filing of the Registrant’s annual report pursuant to Section 13(a) or Section 15(d) of the Securities Exchange Act of 1934 that is incorporated by reference in the Registration Statement shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

(h) Insofar as indemnification for liabilities arising under the Securities Act of 1933 may be permitted to directors, officers and controlling persons of the Registrant pursuant to the foregoing provisions, or otherwise, the Registrant has been advised that in the opinion of the Securities and Exchange Commission, such indemnification is against public policy as expressed in the Securities Act of 1933 and is, therefore, unenforceable. In the event that a claim for indemnification against such liabilities (other than the payment by the registrant of expenses incurred or paid by a director, officer or controlling person of the registrant in the successful defense of any action, suit or proceeding) is asserted by such director, officer or controlling person in connection with the securities being registered, the Registrant will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by it is against public policy as expressed in the Act and will be governed by the final adjudication of such issue.

SIGNATURES

Pursuant to the requirements of the Securities Act of 1933, the Registrant certifies that it has reasonable grounds to believe that it meets all of the requirements for filing on Form S-8 and has duly caused this Registration Statement to be signed on its behalf by the undersigned, thereunto duly authorized, in the City of San Diego, State of California on June 25, 2004.

EDUCATION LENDING GROUP, INC.

By:	/s/ Robert deRose
Robert deRose, Chairman and Chief Executive Officer

Pursuant to the requirements of the Securities Act, this Registration Statement has been signed by the following persons in the capacities and on the dates indicated.

Signature	Title	Date

/s/ Robert deRose* Robert deRose	Director and Chief Executive Officer (Principal Executive Officer)	06/25/04

/s/ Michael H. Shaut* Michael H. Shaut	Director, President and Chief Operating Officer	06/25/04

/s/ James G. Clark* James G. Clark	Executive Vice President and Chief Financial Officer (Principal Accounting and Financial Officer)	06/25/04

/s/ Samuel Belzberg* Samuel Belzberg	Director	06/25/04

/s/ Leo Kornfeld* Leo Kornfeld	Director	06/25/04

/s/ Richard J. Hughes* Richard J. Hughes	Director	06/25/04

/s/ C. David Bushley* C. David Bushley	Director	06/25/04

/s/ Jeffrey E. Stiefler* Jeffrey E. Stiefler	Director	06/25/04

/s/ Robert V. Antonucci* Robert V. Antonucci	Director	06/25/04

*	By Douglas L. Feist, attorney in fact.

INDEX TO EXHIBITS

Exhibit No.	Description

4.1	Amended and Restated Certificate of Incorporation of the Education Lending Group, Inc. (1)

4.2	By Laws of Education Lending Group, Inc. (2)

5.1	Legal Opinion of Thompson Hine LLP

23.1	Consent of PricewaterhouseCoopers LLP

23.2	Consent of Swenson Advisors, LLP

23.3	Consent of Thompson Hine LLP (included as part of Exhibit 5.1)

24.1	Power of Attorney

(1)	Incorporated by reference from the Company’s Proxy Statement filed April 15, 2002.

(2)	Incorporated by reference from the Company’s Form 10-SB Registration Statement filed March 17, 2000.